Exhibit 10.1

Revised July 9, 2025

Steven Pfanstiel

[Personal Address]

Email: [Email]

Dear Steve:

On behalf of everyone at Neuronetics, we are delighted at the prospect of you joining the team as Executive Vice President, Chief Financial Officer and Treasurer, reporting to Keith J. Sullivan, CEO and President. We are pleased to offer you employment with Neuronetics, Inc. on the following terms:

1.

Position. You will serve in a full-time capacity as Executive Vice President, Chief Financial Officer and Treasurer. You will report directly to Keith J. Sullivan, President & CEO. Your primary duties will be those consistent with your title. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. As discussed, your anticipated start date will be July 15, 2025.

2.

Salary. You will be compensated at a semi-monthly rate of $20,000, less applicable taxes and other withholdings, on the 15th and the last day of each month, or the business day prior if these are not a business day, based on an annualized base salary of $480,000 (the “Base Salary”). This salary will be paid in accordance with the Company’s standard payroll practices for salaried employees and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.

Bonus. You will be eligible to receive a discretionary cash bonus equal to a percentage of your annual Base Salary (the “Incentive Bonus”), which Incentive Bonus will be payable based on the financial performance of the Company, the attainment of certain corporate and departmental goals and your personal performance. The amount of such Incentive Bonus will be determined in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof. The Incentive Bonus, payable in 2026 is targeted at 50% of your actual salary earned in 2025. The Incentive Bonus may be increased or decreased dependent upon the attainment of certain corporate, departmental and personal performance measures, as defined by you and Keith Sullivan. You must be employed on the date that bonuses are paid to receive a bonus.

4.

Sign On Bonus: You will also receive a $10,000 sign-on bonus, less applicable taxes, payable with the normal payroll on July 31, 2025. Should you voluntarily terminate employment with the company before July 31, 2026, you will be required to forfeit the sign-on bonus and return the net value you received to the company.

5.

Benefits. You will also be eligible to participate in Neuronetics’ benefits plans (which include medical, dental, and prescription drug coverage, vision insurance, life insurance, long and short-term disability insurance, and flexible spending accounts) subject to applicable law, plan eligibility criteria and employee contribution requirements pertaining to specific benefit plans. Your medical, dental, vision and prescription drug benefits, as well as group term life and long and short-term disability insurance, will begin on the first day of the month, following 60 days of employment should you elect to participate. You may also choose to participate in the Neuronetics, Inc. 401(k) Plan upon satisfying eligibility requirements. Subject to the terms of the Restrictive Covenant and Severance Agreement that you will sign in connection with your employment, you will be eligible for a severance benefit providing you with 12 months of salary and benefits continuation in the event that Neuronetics terminates your employment without “Cause” or you resign for “Good Reason” as defined in the Restrictive Covenant and Severance Agreement.

6.	Vacation. As a full time, exempt employee, you will be eligible to participate in our Flex Time Off (FTO) program. Full guidelines are outlined in the company’s FTO policy.

7.

Long Term Incentive. As an inducement to your acceptance of employment, we will recommend that the Compensation Committee of the Board of Directors approve a total Restrictive Stock Unit (RSU) Award of 400,000 under Neuronetics’ 2020 Inducement Incentive Plan. The grant date for this RSU award will be the date that the grant is approved by the Compensation Committee and it will have the following vesting:

200,000 restrictive stock units which will vest in three substantially equal installments on the first, second and third anniversaries of the grant date, in each case provided you remain continuously employed by Neuronetics through the given vesting date.

200,000 restrictive stock units which will vest in three substantially equal installments on the second, third and fourth anniversaries of the grant, in each case provided you remain continuously employed by Neuronetics through the given vesting date.

The terms and conditions of your RSU award the restricted stock units will be more fully described in Neuronetics’ 2020 Inducement Incentive Plan and Restricted Stock Unit Award Agreement to be provided to you.

Future annual equity grants will be handled in the following manner: Beginning in the 2026 performance year and evaluated at the conclusion of performance cycle in January 2027, you will be eligible to be considered for annual equity awards under the 2018 LTIP Plan with the amount and structure of such awards, if any, determined in the exclusively discretion of Neuronetics’ Compensation Committee.

8.

Company Policies. You will be bound by, and you will be expected to carefully read, Neuronetics’ policies and procedures (including but not limited to Neuronetics’ executive compensation clawback policy, to the extent that it is applicable to you), as they may be updated from time to time, copies of which will be available on the Neuronetics intranet.

9.

Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may not be changes, except by an express written agreement signed by you and a duly authorized officer of the Company.

10.

Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

11.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

12.

Entire Agreement. This letter and the Exhibits attached hereto contain all the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company and/or Greenbrook.

13.

Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the Commonwealth of Pennsylvania.

We hope that you find the foregoing terms acceptable. This offer is available for your acceptance until the end of business on July 9, 2025. Any acceptance postmarked after this date will be considered invalid. Please countersign your acceptance of this offer in the space provided below and return to me along with the Restrictive Covenant and Invention Assignment Agreement as soon as possible. This offer and your employment with the Company are contingent upon your providing legal proof of your identity and authorization to work in the United States as required by law, as well as satisfactory completion of reference and criminal background checks.

Please do not hesitate to contact me or Andrew Macan, Executive VP, GC & Chief Compliance Officer should you have any questions. We look forward to you joining the Neuronetics team. Sincerely,

/s/ Keith J. Sullivan

NEURONETICS, INC.

Name: Keith J. Sullivan

Title: President and Chief Executive Officer

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the successful completion of a drug screening test and criminal history and background checks, as well as upon execution of the Restrictive Covenant and Invention Assignment Agreement.

/s/ Steven Pfanstiel	07/09/2025 | 4:47 PM PDT
Name: Steven Pfanstiel	Date